EXHIBIT 10.10

SHARE EXCHANGE AGREEMENT*

by and between

SILICON MOTION, INC.

And

SILICON MOTION TECHNOLOGY CORPORATION

Dated as of February 4, 2005

*	This document is an unofficial translation of the Share Exchange Agreement entered into in Chinese by SILICON MOTION, INC. and SILICON MOTION TECHNOLOGY CORPORATION on February 4, 2005. In the event that there is any inconsistency between the Chinese version and the English translation herein, the Chinese version shall prevail.

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into on the 4th day of February, 2005, by and between Silicon Motion, Inc. (“SMI”), a corporation established and existing under the laws of the Republic of China (“ROC”), with its principal place of business at No. 20-1, Taiyuan St., Jhubei City, Hsinchu County 302, Taiwan, and Silicon Motion Technology Corporation (“SMTC”), a company established and existing under the laws of Cayman Islands having its registered office at Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town Grand Cayman, British West Indies.

W I T N E S S E T H :

WHEREAS, the Board of Directors of SMI, after considering SMI’s overall business plan and future prospects, wishes to propose to the meeting of SMI’s shareholders to adopt resolutions to exchange shares with SMTC pursuant to the Business Mergers and Acquisitions Law of the ROC, whereby all issued and outstanding common shares of SMI will be transferred to SMTC in exchange for new shares in the capital of SMTC, as a result of which SMI will become a wholly owned subsidiary of SMTC; and

WHEREAS, upon completion of share exchange as contemplated herein, SMTC wishes to, at an appropriate time in the future but subject to market conditions, the receipts of all relevant regulatory approvals and other relevant factors, seek to access international capital markets, including a listing of SMTC’s securities on an exchange outside of Taiwan.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereby agree as follows:

SECTION 1     DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used in this Agreement, the following capitalized expressions shall have the following respective meanings:

“Agreement” means this Share Exchange Agreement, as amended from time to time in accordance with the terms hereof.

“Authority” means any governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banking institutions located in Taipei or Cayman Island are authorized or required to close.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the date the Closing shall take place.

“Dissenting Shares” has the meaning set forth in Section 4.4.

“Encumbrance” means any lien, security interest, mortgage, deed of trust, pledge, charge, option, proxy, right of first refusal, restriction on transfer, right of preemption or any other encumbrance of any kind.

“Intellectual Property” means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right existing on the date hereof.

“Law” means any applicable statute, law, rule, regulation, ordinance, code, permit, or license of any competent jurisdiction.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition, results of operations or prospects of SMI and its Subsidiaries, taken as a whole, or SMTC and its Subsidiaries, taken as a whole, as the context in which such term is used may require.

“Ordinary Course of Business” means, the ordinary course of business of a Person, consistent with such Person’s past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

“Participating SMI Shareholder” or “Participating SMI Shareholders” means the shareholders of record, individually and collectively, of SMI immediately prior to the Closing who have not exercised their objection rights pursuant to Section 4.4 hereof.

“Person” means and includes any individual, corporation, juridical entity, association, statutory body, partnership, joint venture, trust, estate, unincorporated organization or government, state or any political sub-division, instrumentality, agency or authority thereof.

“Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Share Exchange” means the share exchange contemplated in this Agreement between SMI and SMTC.

“SMI” means Silicon Motion, Inc. a corporation established under the laws of the ROC.

“SMI Common Shares” means (i) all the issued and outstanding shares of common stock of SMI as of the Closing Date, and (ii) all issued shares of common stock of SMI which are held in treasury by SMI as of the Closing Date, if any.

“SMI Financial Statements” means SMI’s audited financial statements as of June 30, 2004, and SMI’s unaudited financial statements as of September 30, 2004.

“SMI Options” means all outstanding options, whether vested or unvested, to purchase SMI Common Shares issued under the SMI Option Plan.

“SMI Option Plan” means the SMI Guidelines for Issuance and Subscription of Employee Stock Options approved by SMI’s Board of Directors on June 30, 2004 and amended on December 20, 2004, of which the Financial Supervisory Commission of Executive Yuan of ROC approved on November 23, 2004 and December 31, 2004 respectively.

“SMTC” means Silicon Motion Technology Corporation (“SMTC”), a corporation established under the laws of Cayman Islands.

“SMTC Ordinary Shares” means ordinary shares of US$0.01 per share in the capital of SMTC.

“SMTC Replacement Options” has the meaning set forth in Section 4.3.

“Subsidiary” means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through Subsidiaries, (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a more than 50% equity interest at the time or otherwise owns a controlling interest, (c) any corporation in which such Person controls the composition of the board of directors, and (d) any corporation in which such Person controls more than half of the voting power.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatsoever nature, that may now or hereafter be imposed or asserted by any jurisdiction or any political subdivision thereof or any taxing authority therein and all interest, penalties or similar liabilities with respect thereto.

1.2	Interpretation

1.2.1	The headings in this Agreement are inserted solely for convenience and shall not affect the construction of this Agreement.

1.2.2	In this Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa.

1.2.3	A gender includes all genders.

1.2.4	A reference to “US Dollars”, “USD” and “US$” is to the legal tender of United States of America, a reference to “NT Dollars”, “NTD” and NT$” is to the legal tender of the ROC.

SECTION  2     SHARE EXCHANGE

Upon and subject to the terms and conditions of this Agreement, each Participating SMI Shareholder shall transfer, convey, assign and deliver to SMTC, free of any Encumbrances, all of his, her or its SMI Common Shares held as of the Closing Date together with all dividends, benefits and other rights and privileges accruing or attaching thereto, and SMTC shall issue SMTC Ordinary Shares to such Participating SMI Shareholders in exchange thereof. Upon Closing of the Share Exchange, SMI shall be a wholly-owned subsidiary of SMTC.

SECTION  3     CLOSING

3.1	Closing

The Closing of the Share Exchange contemplated by this Agreement (the “Closing”) shall take place on or about May 16, 2005 (or such other date as may be agreed in writing by the parties hereto) subject to the conditions precedent listed in Section 5 being satisfied not later than three (3) Business Days before the Closing Date.

If any of the conditions precedent to the obligations of the parties hereto to consummate the transactions contemplated hereby have not been satisfied or waived by such date, the Closing shall take place on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) Business Days) after the satisfaction or waiver of all conditions precedent set forth in Section 5 hereof.

3.2 Deliveries by SMI at Closing

At the Closing, SMI will deliver or cause to be delivered to SMTC:

3.2.1	Certificates of the President of SMI certifying SMI’s compliance with the conditions precedent set forth in Section 5.2 and the undertakings and covenants set forth in Section 8.1 respectively.

3.2.2	Certified minutes and resolutions of meetings of the board of directors and shareholders of SMI setting forth all necessary SMI corporate approvals required for the Share Exchange.

3.2.3	Evidence or copies of any consents, approvals, orders, qualifications or waivers required by any third party or Authority for SMI and the Participating SMI Shareholders (to the extent required) to consummate the transactions contemplated by this Agreement, including the approval of the Investment Commission of Taiwan’s Ministry of Economic Affairs for the Share Exchange as an outward investment by the Participating Shareholders, and the approval of Taiwan’s Fair Trade Commission for the combination of SMTC and SMI (if necessary).

3.2.4	Reasonable evidence of SMI’s corporate record of all share certificates of SMI Common Shares being transferred in SMTC’s favor as of the Closing, evidencing SMTC’s ownership of all issued and outstanding SMI Common Shares.

3.3	Deliveries by SMTC at Closing

At the Closing, SMTC will deliver or cause to be delivered to SMI:

3.3.1	Certificates of the Director of SMTC certifying SMTC’s compliance with the conditions precedent set forth in Section 5.1 and the undertakings and covenants set forth in Section 9.1 respectively.

3.3.2	Certified minutes and resolutions of meetings of the board of directors and, if required, shareholders of SMTC setting forth all necessary SMTC corporate approvals required for the Share Exchange.

3.3.3	Evidence or copies of any consents, approvals, orders, qualifications or waivers required by any third party or Authority for SMTC to consummate the transactions contemplated by this Agreement, including the approval of the Investment Commission of Taiwan’s Ministry of Economic Affairs of the Share Exchange as a foreign investment transaction, and the approval of Taiwan’s Fair Trade Commission for the combination of SMTC and SMI (if necessary).

3.3.4	Reasonable evidence showing that the number of SMTC’s Ordinary Shares which the Participating SMI Shareholders are entitled to receive pursuant to Section 3.1 have been issued and allotted and the share certificates for such SMTC’s Ordinary Shares in the name of the Participating SMI Shareholders have been issued and delivered to SMI or its designated agent on behalf of the Participating SMI Shareholders.

3.4	Reasonable Best Efforts

The parties hereto shall use their respective reasonable best efforts to promptly and diligently perform all acts, as required by the Law, for effecting the Share Exchange in accordance with this Agreement.

3.5	Directors and Supervisors

The office term of the existing directors and supervisors of SMI as of the Closing Date shall survive the Share Exchange unless otherwise designated by SMTC after the Closing.

SECTION  4    CONSIDERATION

4.1	Exchange Ratio

The parties hereto agree that the exchange ratio for the Share Exchange is 1:1 (the “Exchange Ratio”) whereby each one issued SMI Common Shares held by a Participating SMI Shareholder at the Closing shall be exchanged for one SMTC Ordinary Share.

4.2	Consideration

The total number of SMI Common Shares to be transferred to SMTC by way of share exchange shall be One Hundred and Five Million Four Hundred and Twelve Thousand (105,412,000) shares, minus the number of Dissenting Shares purchased by SMI pursuant to Section 4.4 hereunder. To facilitate the Share Exchange, SMTC will increase its paid-in share capital by an amount of up to United States Dollar One Million Fifty Four Thousand One Hundred And Twenty (US$1,054,120) by issuing up to One Hundred and Five Million Four Hundred Twelve Thousand (105,412,000) SMTC Ordinary Shares with par value US$0.01 each, to be delivered to the Participating Shares upon the Closing. The number of SMTC Ordinary Share to be issued upon the Share Exchange pursuant to the Exchange Ratio shall be rounded to the nearest one share.

4.3	SMI Option

4.3.1	Subject to any amendment required to be made to the SMI Option Plan under the Law and be filed to the competent Authority, and effective as of the Closing, all rights with respect to each option to purchase SMI Common Shares (a “SMI Option” or “SMI Options”) then outstanding pursuant to SMI Option Plan will be converted into and become rights with respect to SMTC Ordinary Shares, and SMTC will assume each such SMI Option (an “Assumed Option”) and the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced in accordance with SMI Option Plan. From and after the Closing, (i) each Assumed Option may be exercised solely for shares of SMTC Ordinary Shares, (ii) the number of shares of SMTC Ordinary Shares to be acquired upon the exercise of each such Assumed Option will be equal to the number of shares of SMI Common Shares to be acquired upon the exercise of the SMI Option immediately prior to the relevant effective time multiplied by the Exchange Ratio, rounding to the nearest whole share, (iii) the per share exercise price under each Assumed Option will be adjusted by dividing the per share exercise price under such SMI Option by the Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such SMI Option will continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such SMI Option Plan will otherwise remain unchanged; provided, however, that each Assumed Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Closing. Within twenty (20) Business Days after the Closing, SMTC will issue to each person who, immediately after the Closing, was a holder of an Assumed Option a document in form and substance reasonably satisfactory to SMI evidencing the foregoing assumption of such SMI Option by SMTC.

4.3.2	Notwithstanding anything to the contrary contained in this Section 4.3, in lieu of assuming outstanding SMI Options in accordance with Section 4.3.1, SMTC may, at its election and to the extent permitted by Law, cause such outstanding SMI Options to be replaced by issuing substantially equivalent replacement stock options in substitution therefor, which replacement stock options will include equivalent terms relating to acceleration, vesting and the effect of a change in control. Nothing in this Section 4.3.2 will be construed to eliminate any vested right of a holder of any SMI Option.

4.4	Dissenting Shares

Notwithstanding any other provisions of this Agreement to the contrary, any SMI Common Shares held by a holder who has exercised and perfected its objection right for such SMI Common Shares in accordance with the relevant ROC laws (the “Dissenting Shares”) shall be purchased by SMI or a Person designated by SMI in accordance with the relevant ROC laws. SMI shall give SMTC prompt notice of any written demand for objection received by SMI from its shareholders pursuant to the applicable provisions of the relevant ROC laws. SMI shall use its best efforts to complete any such repurchase of the Dissenting Shares prior to the Closing.

Dissenting Shares which are not purchased by SMI prior to the Closing shall be exchanged for SMTC Ordinary Shares in accordance with the same exchange ratio as set forth in Section 4.1 hereof, and subject to purchase by SMTC (or its third party designee) in accordance with the relevant Law after the Closing.

SECTION  5     CONDITIONS TO CLOSING

5.1	Conditions Precedent for SMI Obligation

The obligations of SMI to consummate the Share Exchange at the Closing are subject to the satisfaction (or waiver by SMI) of the following conditions:

5.1.1	The representations and warranties of SMTC made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing and SMTC shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied by SMTC on or before the Closing Date.

5.1.2	No provision of any applicable Law and no judgment, injunction, order or decree of any Authority shall be in effect which shall prohibit the consummation of the Closing.

5.1.3	This Agreement and the Share Exchange shall have been approved by the shareholders of SMI at its shareholders’ meetings.

5.1.4	All consents, approvals, waivers, subordinations and permits, if any, required in connection with the consummation of the Share Exchange shall have been obtained, including but not limited to:

(a)	the approval of Taiwan’s Fair Trade Commission for the combination of SMI and SMTC (if necessary);

(b)	the approval of the Investment Commission of Taiwan’s Ministry of Economic Affairs for the Share Exchange as an outward investment by the Participating Shareholders;

5.1.5	Prior to the Closing Date, no event shall have occurred which, individually or when considered together with all other matters, has, or could reasonably be expected to have, a Material Adverse Effect on SMTC, and SMI shall not have discovered any fact or circumstance (previously unknown to SMI) which, individually or when considered together with all other matters, has, or could reasonably be expected to have, a Material Adverse Effect on SMTC.

5.2	Conditions Precedent for SMTC Obligation

The obligations of SMTC to consummate the Share Exchange at the Closing are subject to the satisfaction (or waiver by SMTC) of the following conditions:

5.2.1	The representations and warranties of SMI made in this Agreement shall be true and correct in all material respects as of the date hereof and as of Closing, as though made as of the Closing and SMI shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by SMI on or before the Closing Date.

5.2.2	No provision of any applicable Law and no judgment, injunction, order or decree of any Authority shall be in effect which shall prohibit the consummation of the Closing.

5.2.3	This Agreement and the Share Exchange shall have been approved by the board of directors of SMTC.

5.2.4	All consents, approvals, waivers, subordinations and permits, if any, required in connection with the consummation of the Share Exchange shall have been obtained, including but not limited to:

(a)	the approval of the Investment Commission of Taiwan’s Ministry of Economic Affairs for the Share Exchange as a foreign investment transaction; and

(b)	the approval of Taiwan’s Fair Trade Commission for the combination of SMTC and SMI (if necessary).

5.2.5	Prior to the Closing Date, no event shall have occurred which, individually or when considered together with all other matters, has, or could reasonably be expected to have, a Material Adverse Effect on SMI; and SMTC shall not have discovered any fact or circumstance (previously unknown to SMTC) which, individually or when considered together with all other matter has, or could reasonably be expected to have, a Material Adverse Effect on SMI.

SECTION  6     REPRESENTATIONS AND WARRANTIES OF SMI

As an inducement and consideration for the Share Exchange on the terms as set out in this Agreement, SMI represents and warrants to, and for the benefit of, SMTC that the statements contained in this Section 6 are true, correct and complete as of the date of this Agreement and will be true as of the Closing in all material respects, except as otherwise expressly provided herein:

6.1	Organization and Standing

6.1.1	SMI is a corporation duly organized, existing and in good standing under, and by virtue of, the laws of the ROC. SMI has the requisite corporate power and has obtained all necessary governmental approvals, licenses, certificates and permission to carry on its business as now conducted. SMI has kept all the corporate records updated, accurate and complete, and has made all necessary filings on time in compliance with the laws of the ROC. SMI has provided to SMTC certified true copies of its Articles of Incorporation or other constitutive documents (collectively the “SMI Fundamental Documents”), Company Registration Particulars, Business License, a list of its shareholders, a list of the members of its Board of Directors, and other relevant information on its Subsidiaries.

6.1.2	SMI is not in liquidation or subject to liquidation, has not taken any steps to enter into liquidation, and has not ceased its business activities; no application has been made for liquidating SMI or the revocation of its business license, and there are no grounds on which an application could be based for the liquidation of SMI or the revocation of its business license.

6.1.3	SMI has complied with SMI constitutional documents in all respects, and none of the activities, agreements, commitments or rights of SMI is ultra vires or unauthorized.

6.2	Capitalization

As of the date hereof, the authorized paid-in share capital of SMI is NT Dollars One Billion Fifty Four Million One Hundred And Twenty Thousand (NT$1,054,120,000) divided into one hundred five million four hundred twelve thousand (105,412,000) shares with par value of New Taiwan Dollars Ten (NT$10) each, all of which have been duly authorized and validly issued and paid up. All outstanding shares of SMI were issued in compliance with the laws of the ROC.

The SMI Common Shares are, and will at the Closing be, fully paid up non-assessable and not subject to further calls, and free from any and all Encumbrances. The SMI Common Shares rank, and will at the Closing rank, pari passu with all shares issued by SMI, including without limitation the rights to dividends and voting rights.

6.3	Consent and Approval

The execution and performance of this Agreement by SMI will not cause SMI to be in breach of (i) any agreement, obligation, law, rule, regulation or government policy to which SMI is subject; or (ii) its constitutional document (where applicable). SMI has obtained or will obtain prior to the Closing all necessary and requisite consents and approvals, including waivers of the first right of refusal, to execute and deliver this Agreement and to perform SMI’s obligations hereunder, and this Agreement is valid, legal, binding and enforceable against SMI in accordance with its terms. SMI has passed or will pass prior to the Closing all necessary resolutions to authorize its execution, delivery and performance of this Agreement.

6.4	Financial Statements

SMI has delivered to SMTC the SMI Financial Statements. The SMI Financial Statements are complete and correct in all respects and have been prepared in accordance with the generally accepted accounting principles of the ROC applied on a consistent basis throughout the periods indicated. The Financial Statements accurately set out and describe the financial condition and operating results of SMI and its subsidiaries and affiliates (collectively the “Group” and each a “Group Company”) as of the dates and during the periods indicated therein. Since September 30, 2004, there has not been any material change in the assets, liabilities, financial condition or operations of the Group Company except for the changes due to business conducted in ordinary course. Full provision or reserve has been made in the Financial Statements for all Taxes (deferred or otherwise) liable to be assessed on the Group, and all Taxes which have been assessed have been fully paid. Each Group Company has filed all the necessary Taxes in compliance with any law, rule, regulation or government policy to which it is subject.

6.5	Title to Properties and Assets

Each Group Company has good and marketable title to, and legally and beneficially owns or has valid leasehold interests or rights to use of, all its property and assets, free and clear of all mortgages, liens, loans and encumbrances, except liens for Taxes, assessments or other governmental charges or levies not yet due, and statutory liens for landlords, carriers, warehousemen, mechanics, materialmen and other liens by operation of law created in the ordinary course of business of the Group Company consistent with past practices for amounts not yet due.

6.6	Intellectual Property Rights

6.6.1	All patents, registered designs, know-how or trade secrets, copyrights, trademarks, service marks, trade names, or similar intellectual property rights (whether registered or not) and all pending applications therefor which are or are likely to be material to the business of the Group are (or where appropriate in the case of pending application will be):

(i)	legally and beneficially vested in SMI and do not infringe any third party’s Intellectual Property rights;

(ii)	valid and enforceable under applicable Laws;

(iii)	not being infringed or attached or opposed by any person; and

(iv)	not subject to any license or authority of another.

6.6.2	The products and services dealt in by the Group, do not use or embody any patents, registered designs, know-how or trade secrets, copyrights, trademarks or similar intellectual property rights (whether registered or not) other than:

(i)	those belonging to SMI and referred to in paragraph (1) above; or
(ii)	those in respect of which licenses have been obtained and are currently in force and do not infringe any third party’s Intellectual Property rights and no claims have been made and no applications are pending of which SMI is aware.

6.7	Litigation

Other than those disclosed in the Financial Statements or the public records of SMI, there is no action, suit, proceeding or investigation pending or currently threatened against SMI or any Group Company which questions the validity of this Agreement or the right of SMI to enter into this Agreement, or to consummate the share exchange transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of any Group Company, financially or otherwise, or any change in the current equity ownership of any Group Company, nor is SMI aware (after due enquiry) that there is any basis for the foregoing. SMI is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

6.8	Employees

No Group Company has any collective bargaining agreements with any of its employees.

6.9	Agreements

No Group Company is a party to any material written or oral contract not made in the ordinary course of business and within arm’s length.

6.10	No Contingent Liabilities, etc.

No Group Company has given any guarantee, indemnity or suretyship for principal amounts recoverable exceeding that stated in the respective last audited accounts of such Group Company.

6.11	No Option, etc. Granted

Except for the SMI Options under SMI Option Plan, no Group Company has issued, conferred upon or granted to any of its directors or any person, firm or corporation any option over any shares or any right to subscribe for any shares of any Group Company or any right to convert any debt or obligation into shares whether fully paid or otherwise.

6.12 Compliance with Law and Regulations

SMI is not in violation of any law, regulation or government policy affecting the conduct of SMI’s business or its management or shareholder structure or the ownership or operation of its property.

6.13	Disclosure

No representation or warranty made by SMI in this Agreement contains any untrue statement of a fact or omits to state a fact necessary to make the statements made herein, in light of the circumstances under which they were made, not misleading.

All information relating to the Group which might be relevant or material in connection with the proposed Share Exchange has been disclosed in writing to SMTC, and such information is true and correct in all material respects. There is no fact or circumstance not disclosed in writing to SMTC which might be material for disclosure to it in the context of the Share Exchange contemplated herein.

6.14	Indemnification

SMI shall at all times save harmless and keep SMTC indemnified against all actions, proceedings, claims, demands, penalties, costs and expenses which may be brought or made against or incurred by SMTC by reason of any breach of any covenant, representation or warranty or undertaking made or given by SMI under this Agreement (the “Warranties”).

SECTION  7     REPRESENTATIONS AND WARRANTIES OF SMTC

As an inducement and consideration for the Share Exchange on the terms as set out in this Agreement, SMTC represents and warrants to, and for the benefit of, SMI that the statements contained in this Section 7 are true, correct and complete as of the date of this Agreement and will be true as of the Closing in all material respects, except as otherwise expressly provided herein:

7.1	Organization and Standing

7.1.1	SMTC is a corporation duly organized, existing and in good standing under, and by virtue of, the laws of Cayman Islands. SMTC has the requisite corporate power and has obtained all necessary governmental approvals, licenses, certificates and permission to carry on its business as now conducted. SMTC has kept all the corporate records updated, accurate and complete, and has made all necessary filings on time in compliance with the laws of the Cayman Islands. SMTC has provided to SMI certified true copies of its Certificate of Incorporation, Memorandum and Articles of Association or other constitutional documents (collectively the “SMTC Fundamental Documents”), a list of its shareholders and a list of the members of its Board of Directors.

7.1.2	SMTC is not in liquidation or subject to liquidation, has not taken any steps to enter into liquidation, and has not ceased its business activities; no application has been made for liquidating SMTC or the revocation of its business license, and there are no grounds on which an application could be based for the liquidation of SMTC or the revocation of any license or approval for conduct of its business.

7.1.3	SMTC has complied with SMTC Fundamental Documents in all respects, and none of the activities, agreements, commitments or rights of SMTC is ultra vires or unauthorized.

7.1.4	Annex A to the Agreement is the valid and effective Memorandum and Articles of Association of SMTC as of the date hereof.

7.2	Capitalization

The authorized share capital of SMTC at the date hereof is US$50,000 divided into 50,000 shares of par value of US$1 each, and at Closing will be US Dollars Two Million (US$2,000,000) divided into Two Hundred Million (200,000,000) common shares with par value of US$0.01 each. All outstanding shares of SMTC were issued in compliance with the laws of Cayman Islands.

The issued SMTC Common Shares are, and will at the Closing be, fully paid up non-assessable and not subject to further calls, and free from any and all Encumbrances. The SMTC Common Shares rank, and will at the Closing rank, pari passu with all shares issued by SMTC, including without limitation the rights to dividends and voting rights.

7.3	Consent and Approval

The execution and performance of this Agreement by SMTC will not cause SMTC to be in breach of (i) any agreement, obligation, law, rule, regulation or government policy to which SMTC is subject; or (ii) its constitutional document (where applicable). SMTC has obtained or will obtain prior to the Closing all necessary and requisite consents and approvals, including waivers of the first right of refusal, to execute and deliver this Agreement and to perform SMTC’s obligations hereunder, and this Agreement is valid, legal, binding and enforceable against SMTC in accordance with its terms. SMTC has passed or will pass prior to the Closing all necessary resolutions to authorize its execution, delivery and performance of this Agreement.

7.4	Disclosure

SMTC warrants that all information contained in this Agreement and all other information contained in any written document or written or oral communication which has been given by or on behalf of SMTC and its Subsidiaries or by any of the directors or officials or professional advisers of SMTC or any of its Subsidiaries to any of the officers, employees, representatives or professional advisers of SMI in the course of the negotiations leading to this Agreement was when given and considered in light of all other information so provided true, complete and accurate in all material respects and there is no fact or matter or circumstance not disclosed in writing to SMI which renders or would render any such information untrue, inaccurate or misleading in any material respect or the disclosure of which might reasonably affect the willingness of SMI to enter into this Agreement, or the price at or terms upon which SMI would be willing to swap its stock for SMTC stock.

SECTION  8     UNDERTAKING AND COVENANT BY SMI

8.1	Conduct of Business by SMI

During the period from the date of this Agreement to the Closing Date, SMI and its Subsidiaries will conduct operations only in the Ordinary Course of Business (including managing its working capital in accordance with its past practice and custom) and use its commercially reasonable efforts to: (i) preserve intact its business organizations, (ii) keep available the services of its officers and employees, and (iii) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with SMI or its Subsidiaries.

Notwithstanding anything to the contrary contained herein, during the period from the date of this Agreement and continuing until the Closing, without the prior written consent of SMTC, SMI shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

8.1.1	Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof, or adopt any new severance plan or agreement or make changes in the terms of employment of any of its employees.

8.1.2	Sell, license or transfer to any Person any Intellectual Property rights of SMI, or buy or license any Intellectual Property rights or enter into any agreement with respect to the Intellectual Property rights of any Person.

8.1.3	Declare, set aside or pay any dividends on or make any other distributions (whether in cash, shares, equity securities or property) in respect of any shares or split, combine or reclassify any shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares.

8.1.4	Purchase, redeem or otherwise acquire, directly or indirectly, any shares in the capital of SMI or its Subsidiaries, except repurchases of Dissenting Shares pursuant to applicable ROC Law.

8.1.5	Purchase or otherwise acquire, directly or indirectly, any shares of SMTC, except in connection with the exchange of SMI treasury shares with SMTC’s Ordinary Shares in connection with the Share Exchange.

8.1.6	Cause, permit or propose any amendments to its Articles of Incorporation.

8.1.7	Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory and used equipment in the Ordinary Course of Business consistent with past practice.
8.2	Delisting and Removal of Public Company Status

As soon as practical after the Closing Date, SMI shall apply for (i) a voluntary delisting from the Emerging Stock Market of the Taiwan GreTai Securities Market, and (ii) the termination of its “public company” status pursuant to the applicable ROC laws.

8.3	Material Changes

SMI will promptly notify SMTC in writing of any event known, to SMI which would, or would be reasonably likely to, render any representation or warranty of SMI contained in this Agreement, untrue or inaccurate in any material respect at the Closing Date.

SECTION 9     UNDERTAKING AND COVENANT BY SMTC

9.1	Conduct of Business by SMTC

During the period from the date of this Agreement to the Closing Date, SMTC will conduct operations only in the Ordinary Course of Business (including managing its working capital in accordance with its past practice and custom) and use its commercially reasonable efforts to: (i) preserve intact its business organizations, (ii) keep available the services of its officers and employees, and (iii) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with SMTC or its Subsidiaries. SMTC will confer with SMI concerning operational matters of a material nature and report from time to time to SMI concerning the business, operations and finances of SMTC.

Notwithstanding anything to the contrary contained herein, during the period from the date of this Agreement and continuing until the Closing, without SMI’s prior written consent, SMTC shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

9.1.1	Sell, license or transfer to any Person any Intellectual Property rights of SMTC, or buy or license any Intellectual Property rights or enter into any agreement with respect to the Intellectual Property rights of any Person.

9.1.2	Cause, permit or propose any amendments to its Memorandum and Articles of Association except for the purpose of effecting the Share Exchange or facilitating the initial public offering and listing of its shares on a stock exchange. Without limiting the generality of the foregoing, SMTC shall before the Closing procure its authorized share capital in the Memorandum and Articles of Association to be increased to US Dollars Two Million (US$2,000,000) divided into Two Hundred Million (200,000,000) common shares with par value of US$0.01 each.

9.1.3	Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets for aggregate consideration in excess of US$100,000, or enter into any joint venture, strategic partnership or alliance.

9.1.4	Enter into any commitment, activity or transaction (including entering into any commitment to make any capital expenditure) not in the Ordinary Course of Business or in any event exceeding US$100,000 individually or US$500,000 in the aggregate.

9.1.5	Make any change in the nature, scope or organization of SMTC business.

9.1.6	Make any loans or grant any credit (other than given in the Ordinary Course of Business and advances made to employees against expenses incurred by them on its behalf).

9.2	Material Changes

SMTC will promptly notify SMI in writing of any event known to SMTC, which would, or would be reasonably likely to, render any representation or warranty of SMTC contained in this Agreement, untrue or inaccurate in any material respect at the Closing Date.

SECTION 10     TERM and TERMINATION

10.1	Term of Agreement

This Agreement shall become and remain effective upon the approval at the meeting of the shareholders of SMI until any termination pursuant to Section 10.2 below.

10.2	Termination of Agreement

The parties hereto may terminate this Agreement prior to the Closing, as provided below:

10.2.1	SMTC and SMI may terminate this Agreement by mutual written consent;

10.2.2	SMTC may terminate this Agreement by giving written notice to SMI in the event of a breach by SMI of any of its representations, warranties or covenants contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.2 not to be satisfied and (ii) is not cured within fifteen (15) days following delivery by SMTC to SMI of written notice of such breach; or

10.2.3	SMI may terminate this Agreement by giving written notice to SMTC in the event of a breach by SMTC of any of its representations, warranties or covenants contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Section 5.1 not to be satisfied and (ii) is not cured within fifteen (15) days following delivery by SMI to SMTC of written notice of such breach.

10.3	Effect of Termination

If any party hereto terminates this Agreement pursuant to Section 10.1, all obligations of the parties hereto hereunder shall terminate without any liability of any party hereto to any other party (except for any liability of any party hereto for willful breaches of this Agreement).

SECTION 11	MISCELLANEOUS

11.1	Notices

Any notice given hereunder shall be in English and in writing and may be delivered personally with written acknowledgment of receipt, or may be sent by facsimile with a confirming copy sent by registered airmail, postage prepaid and return receipt requested, addressed as follows:

a.	If to Silicon Motion, Inc.:

Silicon Motion, Inc.

Address: No. 20-1, Taiyuan St., Jhubei City, Hsinchu County 302, Taiwan,

Facsimile No.: +886 (3) 552-6988

Telephone No.: +886 (3) 552-6888

Attention: Mr. Wallace Kou

b.	If to Silicon Motion Technology Corporation:

Silicon Motion Technology Corporation

Address: No. 20-1, Taiyuan St., Jhubei City, Hsinchu County 302, Taiwan,

Facsimile No.: +886 (3) 552-6988

Telephone No.: +886 (3) 552-6888

Attention: Mr. Chiang Chi-Chen

or to such other address as any party hereto may have furnished in writing to the other party in the manner provided above. Any notice under this Agreement shall be deemed effectively given (a) upon personal delivery to the party to be notified, or (b) if by facsimile, upon confirmation of successful transmission report generated by the sender’s machine, or (c) three (3)Business Days after deposit with Federal Express, DHL or similar international overnight courier, prepaid for overnight delivery and addressed as set forth herein, or (d) five (5) Business Days after deposit as first class registered or certified mail with return receipt requested, postage prepaid, with the relevant national postal service, and addressed to the party to be notified at the address indicated herein.

11.2	Entire Agreement

This Agreement shall supersede any and all prior agreements, documents or other instruments with respect to the matters covered hereby.

11.3	Modification and Waiver

No variation or modification of this Agreement and no waiver of any of the provisions and conditions hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

11.4	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event of any invalidity of any provisions of this Agreement due to any Law, change or interpretation of Law or interpretation of any competent authority, such invalidity shall be dealt in accordance with Law and by the Board of Directors of the parties hereto to the extent permitted by Law.

11.5	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, whether in the original form or by facsimile, shall constitute an original hereof, but all of which together shall constitute one agreement.

11.6	Successors and Assigns

SMI and SMTC may not assign or transfer any of their rights or obligations under this Agreement without the prior express written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

11.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the ROC.

11.8	Dispute Settlement

In the event of a controversy arising out of, or relating to this Agreement, or any modification or extension thereof, the parties hereto shall negotiate in good faith to resolve such controversy. Where they are unable to resolve their differences, the courts of the ROC shall have non-exclusive jurisdiction over such controversy.

Annex A: Memorandum and Articles of Association of SMTC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Silicon Motion, Inc.		Silicon Motion Technology Corporation

By:	/s/ James Chow	By:	/s/ Jason Chiang
	Name:		Name:
	Title:		Title: